Press release

RBC Bearings Incorporated Announces Fiscal 2012 Third Quarter Results

Oxford, CT – February 8, 2012 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the third quarter ended December 31, 2011.

Third Quarter Highlights

($ in millions)	Q3 Fiscal 2012	Q3 Fiscal 2011
	GAAP	GAAP	% Change
Net sales	$95.1	$81.3	17.0%
Gross margin	$33.6	$26.0	29.5%
Gross margin %	35.4%	32.0%
Operating income	$18.2	$12.2	49.2%
Operating income %	19.1%	15.0%
Net income	$12.2	$7.4	64.7%
Diluted EPS	$0.54	$0.33	63.6%

Nine Month Highlights

($ in millions)	Q3 Fiscal 2012	Q3 Fiscal 2011
	GAAP	GAAP	% Change
Net sales	$286.2	$246.7	16.0%
Gross margin	$99.4	$79.5	25.1%
Gross margin %	34.7%	32.2%
Operating income	$53.6	$40.1	33.5%
Operating income %	18.7%	16.3%
Net income	$34.5	$25.0	37.9%
Diluted EPS	$1.54	$1.14	35.1%

“We are pleased with the strong results we reported in our third quarter,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Strong demand continues across our industrial end markets, specifically mining, oil and gas, and general industrial distribution. We are also seeing an acceleration of production in the aerospace market, and we are reviewing our order book and making the necessary adjustments operationally to ensure that we can continue capitalizing on these opportunities throughout the year.”

Third Quarter Results

Net sales for the third quarter of fiscal 2012 were $95.1 million, an increase of 17.0% from $81.3 million in the third quarter of fiscal 2011. The increase of 17.0% was driven by an increase of 18.0% in our industrial business and by a 16.1% increase in net sales in our aerospace and defense business. Gross margin for the third quarter was $33.6 million compared to $26.0 million for the same period last year. Gross margin as a percentage of net sales was 35.4% in the third quarter of fiscal 2012 compared to 32.0% for the same period last year.

Operating income increased 49.2% to $18.2 million for the third quarter of fiscal 2012 compared to $12.2 million for the same period last year. As a percentage of net sales, operating income was 19.1% compared to 15.0% for the same period last year.

Interest expense, net for the third quarter of fiscal 2012 was $0.2 million compared to $0.4 million for the same period last year.

Income tax expense for the third quarter of fiscal 2012 was $5.8 million, an effective income tax rate of 32.1% compared to income tax expense of $4.0 million, an effective rate of 35.1% for the same period last year. The effective income tax rate for the third quarter of fiscal 2012 includes $0.4 million in discrete items. The effective income tax rate for the third quarter fiscal 2012 excluding these discrete items would have been 34.5%.

For the third quarter of fiscal 2012, the Company reported net income of $12.2 million compared to net income of $7.4 million in the same period last year. Diluted EPS for the third quarter of fiscal 2012 increased 63.6% to $0.54 per share compared to $0.33 per share for the same period last year.

Nine Month Results

Net sales for the nine month period ended December 31, 2011 were $286.2 million, an increase of 16.0% from $246.7 million for the nine month period ended January 1, 2011. Both our industrial and aerospace and defense markets contributed equally to this increase in net sales. Gross margin for the nine month period ended December 31, 2011 was $99.4 million compared to $79.5 million for the same period last year. Gross margin as a percentage of net sales was 34.7% for the nine month period of fiscal 2012 compared to 32.2% for the same period last year.

For the nine month period ended December 31, 2011, the Company reported operating income of $53.6 million compared to $40.1 million for the same period last year. Operating income as a percentage of net sales was 18.7% for the nine month period ended December 31, 2011 compared to 16.3% for the same period last year.

Interest expense, net for the nine month period ended December 31, 2011 was $0.9 million, a decrease of $0.3 million, from $1.2 million for the same period last year.

Income tax expense for the nine month period ended December 31, 2011 was $17.6 million, an effective income tax rate of 33.8% compared to income tax expense of $12.7 million, an effective income tax rate of 33.7%, for the same period last year. The effective income tax rate for the nine month period for this year and last year include discrete items of $0.4 million and $0.6 million, respectively. Excluding these discrete items, the effective tax rate for the nine months ended December 31, 2011 would have been 34.5% compared to 35.2% for the same nine month period last year.

Net income for the nine month period ended December 31, 2011 was $34.5 million compared to net income of $25.0 million for the same period last year. Diluted EPS for the nine months ended December 31, 2011 was $1.54 per share compared to $1.14 per share for the same period last year.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 866-713-8567 (international callers dial 617-597-5326) and enter conference ID # 20565187. An audio replay of the call will be available from 1:00 p.m. ET on Wednesday, February 8th until 11:59 p.m. ET on Wednesday, February 15th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 92328357. Investors are advised to dial into the call at least ten minutes prior to the call to register.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,086 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

FTI Consulting

Michael Cummings

617-747-1796

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011

Net sales	$95,104	$81,258	$286,188	$246,727
Cost of sales	61,478	55,294	186,782	167,272
Gross margin	33,626	25,964	99,406	79,455

Operating expenses:
Selling, general and administrative	15,009	13,328	44,780	38,808
Other, net	413	432	1,042	508
Total operating expenses	15,422	13,760	45,822	39,316

Operating income	18,204	12,204	53,584	40,139

Interest expense, net	249	375	935	1,165
Other non-operating expense	36	456	557	1,273
Income before income taxes	17,919	11,373	52,092	37,701
Provision for income taxes	5,752	3,987	17,621	12,700
Net income	$12,167	$7,386	$34,471	$25,001

Net income per common share:
Basic	$0.56	$0.34	$1.58	$1.16
Diluted	$0.54	$0.33	$1.54	$1.14

Weighted average common shares:
Basic	21,894,128	21,690,144	21,860,593	21,641,997
Diluted	22,449,793	22,113,754	22,351,940	22,027,525

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,	January 1,	December 31,	January 1,
Segment Data, Net External Sales:	2011	2011	2011	2011

Plain bearings segment	$46,816	$39,919	$143,522	$123,515
Roller bearings segment	30,632	24,988	88,711	73,280
Ball bearings segment	9,962	9,561	30,931	30,537
Other segment	7,694	6,790	23,024	19,395
	$95,104	$81,258	$286,188	$246,727

	Three Months Ended		Nine Months Ended
	December 31,	January 1,	December 31,	January 1,
Selected Financial Data:	2011	2011	2011	2011

Depreciation and amortization	$3,483	$3,284	$10,642	$9,767

Incentive stock compensation expense	$1,262	$1,017	$3,121	$3,040

Cash provided by operating activities	$14,810	$14,723	$31,970	$40,375

Capital expenditures	$3,884	$2,666	$11,299	$7,252

Total debt			$1,104	$31,367

Cash and short-term investments			$59,711	$60,775

Backlog			$215,705	$179,997